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                                                                    EXHIBIT 99.1

Factors Affecting Future Operating Results

     Certain statements contained in our public filings, press releases and other documents and materials may include, forward-looking statements including statements relating to our strategy, expectations for the industry, capital requirements and hedging activities. We have based these forward-looking statements on our current expectations about future events and assumptions about future assets, including, among other things

     -  our anticipated growth and business strategies

     -  our expected internal growth

     - our ability to integrate acquired businesses and our ability to realize cost savings and synergies in doing so

     -  anticipated trends and conditions in the specialty chemicals industry

     -  our future financial performance, including capital expenditures

     -  our future cash sources and requirements

     -  our ability to develop new technologies

     -  our ability to control or reduce costs and maintain quality

     -  our ability to compete

     Our forward-looking statements are subject to a number of risks and uncertainties, including those discussed below, which could cause our actual results to differ materially from historical results or those anticipated and certain of which are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The risks included here are not exhaustive. Other sections of this report may describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any particular risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

     Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report.

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Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

     The following risks could cause actual results to differ materially from historical results or anticipated results:

OUR INDEBTEDNESS COULD RESTRICT OUR OPERATIONS, MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAKE IT MORE DIFFICULT FOR US TO MAKE PAYMENTS ON OUR BANK DEBT, OUTSTANDING SUBORDINATED NOTES AND OUR OTHER INDEBTEDNESS.

     We have and will continue to have a significant amount of indebtedness. Our current and future indebtedness could have important consequences for us. For example, it could

     - impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate or other purposes

     - limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness

     -    put us at a competitive disadvantage to less leveraged competitors

     -    hinder our ability to adjust rapidly to changing market conditions

     - increase our vulnerability in the event of a business or general economic downturn

     - make it more difficult for us to satisfy our obligations with respect to our indebtedness

     - increase our vulnerability to interest rate increases to the extent our variable-rate debt is not effectively hedged

     - limit, along with the financial and other restrictive covenants in our indebtedness, our ability to make investments or take other actions or borrow additional funds

     Our ability to repay or refinance our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to financial, business and other factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs or raw material or product prices, the response of competitors, regulatory developments and delays in implementing strategic projects. Our ability to meet our debt service and other obligations may depend in significant part on the extent to which we can
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successfully implement our business strategy. We may not be able to implement our business strategy or the anticipated results of our strategy may not be realized.

     We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing our notes do not prohibit us or our subsidiaries from incurring indebtedness, although the indenture does contain limitations on additional indebtedness. Based on our current level of operations, we believe that our cash flow from operations and our available financing will be adequate to meet our anticipated requirements for operating our business and servicing our debt through December 31, 2002. If, in the future, we cannot generate enough cash from operations or available financings to make scheduled payments on our indebtedness, we may be required to reduce or delay capital expenditures, refinance our existing indebtedness, obtain additional financing or sell assets. Our business may not be able to generate cash flow, and we may not be able to obtain sufficient funding or utilize other means to satisfy our debt service requirements.


THE OPERATING AND FINANCIAL RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS, INCLUDING OUR CREDIT FACILITY AND THE INDENTURE RELATING TO OUR NOTES, COULD NEGATIVELY AFFECT OUR ABILITY TO FINANCE OPERATIONS AND CAPITAL NEEDS OR TO ENGAGE IN OTHER BUSINESS ACTIVITIES.

     Our existing debt agreements contain covenants that restrict our ability and our subsidiaries' ability to

          -    incur additional indebtedness

          -    incur liens on property or assets

          -    merge or consolidate with third parties

          -    make restricted payments and investments

          -    pay dividends and make distributions

          -    repurchase or redeem capital stock

          -    dispose of assets

          -    guarantee obligations

          -    enter into sale and leaseback transactions

          - engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities

          - our credit agreement effectively prohibits us from making any significant acquisitions prior to April 1, 2003. Even after that date, our ability to complete acquisitions will be restricted under our credit agreement
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     In addition, our credit facility contains financial covenants, including

          -    a total debt to EBITDA ratio

          -    a senior debt to EBITDA ratio

          -    a fixed charge coverage ratio

          -    an interest expense coverage ratio

          -    a minimum level of unused revolving credit commitments

     Our ability to meet these covenants and requirements in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach or failure to comply with any of these covenants could result in a default under our credit facility or the indenture. If we default under our credit facility, the lenders could cease to make further extensions of credit, cause all of our outstanding debt obligations under our credit facility to become due and payable, require us to apply all of our available cash to repay the indebtedness under our credit facility or prevent us from making debt service payments on any other indebtedness we owe. If a default under the indenture occurs, the holders of the notes could elect to declare the notes due and payable. If the indebtedness under our credit facility or the notes is accelerated, we may not have sufficient assets to repay amounts due under these existing debt agreements or on other debt securities then outstanding.

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CURRENCY FLUCTUATIONS MAY AFFECT OUR OPERATING PROFITS

     Because we conduct operations in several countries, our operating income can be significantly affected by fluctuations in currency exchange rates. United States dollar denominated expenses represent a much greater percentage of our operating expenses than United States dollar denominated sales represent of our net sales. In part, this is because our company is headquartered in the U.S. Therefore, if the United States dollar strengthens against all or most of our major trading currencies (e.g., the euro, other major European currencies, the Mexico peso and the Brazilian real) our operating profit is reduced. We also have significantly more sales in European, Mexico and Brazilian currencies than we have expenses in those currencies. Therefore, when European, Mexico and Brazilian currencies weaken against the U.S. dollar, it also decreases our operating profits. While in recent years, the European, Mexico and Brazilian currencies that are relevant to us have generally moved in a consistent manner with the U.S. dollar, there can be no assurance that these currencies will continue to move in a consistent manner in the future.

WE MAY BE UNABLE TO IMPLEMENT SUCCESSFULLY OUR EXPANSION INTO INTERNATIONAL MARKETS.

     Our business strategy includes increasing our international sales through increased sales and marketing activities in targeted regions, by entering into strategic alliances and through acquisitions of foreign businesses, joint ventures and/or other business combinations or arrangements. Our efforts to increase international sales may be adversely affected by, among other things

          - changes in import restrictions and other local regulations where we seek to do business

          - adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries
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               *  difficulties in staffing and managing local operations

               * credit risks arising from financial difficulties facing local customers and distributors

               *  nationalization of private enterprises

               * restrictions on investments and/or limitations regarding foreign ownership

               *  currency and monetary transfer restrictions and regulations

               *  changes in U.S. law affecting international trade

               * uncertain local economic, political and social conditions, [including hyper-inflationary conditions]

               * [limitations on our ability to use advances under our credit facility to fund international subsidiaries that are not guarantors of our credit facility]



     Economic conditions in emerging markets in which we do business have from time to time deteriorated significantly and some emerging markets are experiencing recessionary trends, severe currency devaluations and inflationary prices. Moreover, economic problems in individual markets can spread to other economies, adding to the adverse conditions we face in emerging markets. We remain committed to emerging markets particularly those in Asia, Latin America [and Eastern Europe]. However, we expect the fluctuating economic conditions will affect our financial results in these markets for the foreseeable future.

     One or more of these factors could have a material adverse effect on our business, financial condition or results of operations in the future.

     The success of our acquisition strategy could be adversely affected by the unavailability of suitable acquisition candidates or our inability to finance future acquisitions or successfully integrate acquired businesses. In addition, future acquisitions could result in increased debt or other obligations and additional expenses that could adversely affect our profitability.

     Our business strategy includes making acquisitions, but we can give you no assurance that suitable acquisition candidates will continue to be available or that we will be able to negotiate acceptable prices and terms.

     However, we may not be able to obtain additional financing for future acquisitions. As noted above, our credit facility limits our ability to make acquisitions and to incur indebtedness. In addition, growth by acquisition involves risks such as

          - difficulties in integrating the operations and personnel of acquired companies

          - the potential loss of key employees and customers of acquired companies

          - diversion of our management's attention from ongoing business concerns

If we successfully identify acquisitions in the future, completing such acquisitions may result in:

          -  increases in our debt and contingent liabilities

          - additional amortization expenses related to goodwill and other intangible assets

     Any of these risks could materially adversely affect our profitability. If the execution of our acquisition strategy is unsuccessful, our ability to compete successfully with larger companies, or companies that are able to complete successful acquisitions in our industry, will be reduced. We continue to explore potential acquisitions. Even if we successfully complete acquisitions, we cannot be sure that such acquisitions will have a positive impact on our business, our ability to compete or operating results.


     THE ADHESIVES, SEALANTS AND COATINGS SEGMENT OF THE SPECIALTY CHEMICALS INDUSTRY IS HIGHLY COMPETITIVE.

     We compete with a wide variety of specialty chemical manufacturers. Some of our competitors are larger, have greater financial resources and are less leveraged than we are. As a result, these competitors may be better able to withstand a change in market conditions within the specialty chemical industry and throughout the economy as a whole. These competitors may also be able to maintain significantly greater operating and financial flexibility than we can. Additionally, a number of our niche product applications are customized or sold for highly specialized uses. Competitors that have greater financial, technological, manufacturing and marketing resources than we do and that do not today market similar applications for these uses could choose to do so in the future. Increased competition could have a material adverse effect on our business, financial condition or results of operations.

WE DEPEND SIGNIFICANTLY ON OUR SENIOR MANAGEMENT TEAM.

     Our success depends in large part on the services of our senior management team including our Chairman, President and Chief Executive Officer, Robert B. Covalt. The loss of any of our key executives could materially adversely affect our company and seriously impair our ability to implement our business strategy. The employment agreements of many of our key executives expire on December 31, 2002 or December 31, 2003. Our ability to manage our anticipated growth will also depend on our ability to identify, hire and retain qualified management personnel. If we are unsuccessful in attracting and retaining qualified personnel, it could have a material adverse affect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO RESPOND EFFECTIVELY TO TECHNOLOGICAL CHANGES IN OUR
INDUSTRY.

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     Our success depends in large part on the services of our senior management team including our Chairman, President and Chief Executive Officer, Robert B. Covalt. The loss of any of our key executives could materially adversely affect our company and seriously impair our ability to implement our business strategy. The employment agreements of many of our key executives expire on December 31, 2002 or December 31, 2003. Our ability to manage our anticipated growth will also depend on our ability to identify, hire and retain qualified management personnel. If we are unsuccessful in attracting and retaining qualified personnel, it could have a material adverse affect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO RESPOND EFFECTIVELY TO TECHNOLOGICAL CHANGES IN OUR
INDUSTRY.

     Our future business success will depend upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes on a cost-effective and timely basis. If we cannot keep pace with the technological advances in the specialty chemicals industry, it could have a material adverse effect on our business, financial condition or results of operations.

WE RELY ON SUPPLIES OF A VARIETY OF SPECIALTY AND COMMODITY CHEMICALS IN OUR MANUFACTURING PROCESS.

     We use a variety of specialty and commodity chemicals in our manufacturing processes. These raw materials are generally available from numerous independent suppliers. We typically purchase raw materials on a contract basis. Some of the raw materials that we use are derived from propylene, crude oil derivatives and ethylene. There have been historical periods of rapid and significant movements in the prices of propylene, crude oil derivatives and ethylene both upward and downward. While we generally pass changes in the prices of raw materials to our customers over a period of time, we cannot always do so due to competitive, strategic or other factors. We had this experience during 2001, which negatively effected our operating performance. Future limitations on our ability to pass through price increases could have a material adverse effect on our business, financial condition or results of operations.

RISKS ASSOCIATED WITH THE OPERATION OF OUR MANUFACTURING FACILITIES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our revenues are dependent on the continued operation of our various manufacturing facilities. The operation of chemical manufacturing plants involves many risks including

     -    the breakdown, failure or substandard performance of equipment

     -    inclement weather and natural disasters

     - the need to comply with directives of, and maintain all necessary permits from, government agencies
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     -    raw material supply disruptions

     -    labor force shortages, work stoppages or other labor difficulties

     -    transportation interruptions

     The occurrences of material operational problems, including but not limited to the above events, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or with respect to various facilities of our company as a whole, during the period of the operational difficulties.

     Our operations are also subject to various hazards incident to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. Claims arising from any future catastrophic occurrence at one of our locations may result in us being named as a defendant in lawsuits asserting potentially large claims. In addition, individuals could seek damages for alleged personal injury or property damage resulting from exposure to chemicals at our facilities. Although we maintain insurance policies that could provide some coverage for these claims, that coverage does not include all of these risks and is subject to limitations and, accordingly, may be inadequate.

POTENTIAL ENVIRONMENTAL LIABILITIES MAY ARISE IN THE FUTURE AND ADVERSELY IMPACT OUR FINANCIAL POSITION.

     We are subject to extensive laws and regulations pertaining to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes, the remediation of contamination, and otherwise relating to health, safety and protection of the environment. Additionally, the operation of chemical manufacturing plants involves the risk of chemical spills and other discharges or releases of hazardous substances, including gases. Should this risk materialize, it may cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental damage, which could lead to claims under the environmental laws.

     There are conditions at our facilities that require environmental remediation. While we believe that any costs relating to this remediation that are not covered by indemnification or insurance will not be material, they could be. Environmental laws are constantly evolving and it is impossible to predict accurately the effect they may have upon our capital expenditures, earnings or competitive position in the future. Should environmental laws become more stringent, the cost of compliance would increase. If we cannot pass along future costs to our customers, any increase may have a material adverse effect on our business, financial condition or results of operations.

DEMAND FOR SOME OF OUR PRODUCTS IS CYCLICAL IN NATURE AND SUBJECT TO CHANGES IN GENERAL ECONOMIC CONDITIONS.
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     A significant portion of our products are used in industries that experience cyclicality and are subject to changes in general economic conditions. Sales to the building and construction market are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Sales to the transportation industry are also cyclical in nature. Downturns in the building and construction market or the transportation industry could have a material adverse effect on our business, financial condition or results of operations.

PRODUCT LIABILITY CLAIMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Because many of our products provide critical performance attributes to our customers' products, the sale of these products entails risk of product liability claims. A successful product liability claim, or series of claims, against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

WE ARE CONTROLLED BY ONE PRINCIPAL SHAREHOLDER.

     The interests of our controlling shareholder may be in conflict with the interests of other investors. We are 75% owned by SSCI Investors LLC. As a result, SSCI Investors LLC will be able to direct the election of the members of our board of directors and therefore direct our management and policies. Circumstances may occur in which the interests of SSCI Investors LLC, as an equity holder, could be in conflict with the interests of other investors.